Filed Pursuant to Rule 433

Registration No. 333-160726

Dated July 23, 2009

St. Jude Medical, Inc.

FINAL TERM SHEET

Issuer:	St. Jude Medical, Inc.

Title of Securities:	3.750% Notes due 2014 4.875% Notes due 2019

Expected Ratings:	Baa1 / A / A

Format:	SEC Registered – Registration Statement No. 333-160726

Ranking:	Senior Unsecured

Principal Amount:	$700,000,000 of 2014 Notes $500,000,000 of 2019 Notes

Expected Settlement Date:	July 28, 2009

Trade Date:	July 23, 2009

Maturity Date:	July 15, 2014 July 15, 2019

Interest Payment Dates:	January 15 and July 15 of each year

First Payment Date:	January 15, 2010

Benchmark Treasury:	2.625% due June 30, 2014 for 2014 Notes 3.125% due May 15, 2019 for 2019 Notes

Benchmark Treasury Price:	100-06 for 2014 Notes 95-06 for 2019 Notes

Benchmark Treasury Yield:	2.584% for 2014 Notes 3.714% for 2019 Notes

Spread to Benchmark Treasury:	T + 120 basis points for 2014 Notes T + 132.5 basis points for 2019 Notes

Reoffer Yield:	3.784% for 2014 Notes 5.039% for 2019 Notes

Coupon:	3.750% payable semi-annually due 2014 4.875% payable semi-annually due 2019

Price to Public:	99.849% for 2014 Notes 98.730% for 2019 Notes

Day Count:	30/360

Minimum Denominations:	$1,000 x $1,000

Optional Redemption:	Make whole plus 20 basis points for the 2014 Notes Make whole plus 25 basis points for the 2019 Notes

CUSIP Number / ISIN Number:	790849 AE3 / US790849AE39 for 2014 Notes 790849 AF0 / US790849AF04 for 2019 Notes

Active Book-Running Manager:	Banc of America Securities LLC

Passive Book-Running Managers:	Mitsubishi UFJ Securities (USA), Inc. Wells Fargo Securities, LLC Goldman, Sachs & Co.

Co-Managers:	Mizuho Securities USA Inc. RBS Securities Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

          The Issuer has filed a Registration Statement on Form S-3 (including a base prospectus dated July 22, 2009, as supplemented by a preliminary prospectus supplement, dated July 23, 2009, the “Prospectus”) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and any document incorporated by reference in the Prospectus if you request it by calling toll-free 1-800-294-1322, or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com. Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.